EXHIBIT 10.1

FIRST AMENDMENT TO AND ASSIGNMENT OF LETTER OF INTENT

This First Amendment to and Assignment of Letter of Intent (this “Agreement”) dated October 27, 2014 to be effective April 15, 2014 (the “Effective Date”) is by and between, Karl L. White (“White”), as authorized agent for the owners of Motors Acceptance Corporation, MotorMax Financial Services Corporation and MotorMax Auto Group, Inc. (collectively “MotorMax”), The Mint Leasing, Inc. (“Mint Leasing”), and Investment Capital Fund Group, LLC, a wholly-owned subsidiary of Sunset Brands, Inc. (“ICFG”), each referred to as a “Party” and collectively as the “Parties” to the Agreement.

W I T N E S S E T H:

WHEREAS, on or around March 10, 2014, MotorMax and ICFG entered into a letter of intent (a copy of which is attached hereto as Exhibit A), pursuant to which ICFG was provided the right to acquire up to 100% of the stock of MotorMax (the “Letter of Intent” and the “Acquisition”);

WHEREAS, the Letter of Intent required, among other things, that ICF would provide proof of funds in the form of a commitment to fund by April 15, 2014 (the “Proof of Funds Date”) and that the Acquisition would close by July 8, 2014 (120 days after the acceptance date of the Letter of Intent)(the “Required Closing Date”), each as described in greater detail in the paragraph entitled ‘Timing’ of the Letter of Intent;

WHEREAS, the Letter of Intent provided exclusivity rights to ICFG pursuant to the paragraph entitled ‘Exclusivity’ of the Letter of Intent, until July 8, 2014 (120 days after the acceptance date of the Letter of Intent) as described in greater detail in the Letter of Intent (the “Exclusivity Date”);

WHEREAS, ICFG desires to assign any and all of its rights and obligations under the Letter of Intent to Mint Leasing and White desires to consent to such assignment of rights of obligations of ICF pursuant to the terms of this Agreement; and

WHEREAS, the Parties also desire to amend and extend the Proof of Funds Date, Required Closing Date and Exclusivity Date, and certain other terms and provisions of the Letter of Intent pursuant to the terms of this Agreement.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and ten dollars ($10) and other good and valuable consideration, which ICF acknowledges receipt of, the Parties hereto agree as follows:

1.           Assignment.

(a)
Effective as of the Effective Date of this Agreement, ICF hereby assigns all of its rights and obligations under and pursuant to the Letter of Intent to Mint Leasing, and Mint Leasing hereby accepts such assignment (the “Assignment”).  Insofar as rights and obligations under the Letter of Intent from the Effective Date are concerned, all references to ICF therein shall be deemed to be replaced with references to Mint Leasing.

First Amendment to and Assignment of Letter of Intent

(b)
Effective as of the Effective Date, ICFG shall have no further rights or obligations of any kind whatsoever under the Letter of Intent, and the Letter of Intent, including the terms, conditions, covenants, agreements, and exhibits contained therein, as amended hereby, shall be binding only on MotorMax and Mint Leasing.

(c)
Pursuant to the terms and conditions set forth herein, White hereby grants his consent to the Assignment and the terms and conditions of this Agreement and represents and warrants that he shall not raise any claims against ICFG in connection with the breach, default or non-performance of the Letter of Intent by Mint Leasing after the Effective Date.

(d)
Mint Leasing agrees and covenants to comply with all of the terms and conditions of the Letter of Intent and to be bound by all of such terms.  Furthermore, Mint Leasing agrees that upon the Assignment, all such terms and conditions of the Letter of Intent attributable to ICFG shall be automatically confirmed and ratified in all respects by Mint Leasing.

2.           Amendments to Letter of Intent.

(a)	Effective as of the Effective Date:

(i)	The Proof of Funds Date, as described in the Letter of Intent, and such date as used throughout such Letter of Intent, shall be automatically revised and amended to read “[December 15, 2014]”;

(ii)	The Required Closing Date, as described in the Letter of Intent, and such date as used throughout such Letter of Intent, shall be automatically revised and amended to read “January 15, 2015”;

(iii)	The Exclusivity Date, as described in the Letter of Intent, and such date as used throughout such Letter of Intent, shall be automatically revised and amended to read “January 15, 2015”;

(iv)	The paragraph entitled “Transaction Summary” of the Letter of Intent shall be deleted, and shall be automatically revised and amended to read:

“Transaction Summary

  First Amendment to and Assignment of Letter of Intent

Mint will acquire 100% of the total outstanding stock of MotorMax for $30,000,000.00, payable $25,000,000.00 in cash, and $5 million in stock at closing, collectively the “Purchase Price”.

The cash proceeds of the transaction will be used to repay and secure the release from all employee/shareholder obligations, dividends payable, other interest-bearing obligations of the Company to the Shareholders, with the balance of the cash proceeds paid to the Selling Shareholders. (The Wells Fargo Warehouse Credit Facility and the CBT Wholesale Inventory Credit Facility are exempt and acceptable and will be assumed by Mint.) (1)

The cash portion of the Purchase Price would be adjusted on a dollar-for-dollar basis by an amount equal to the difference between the Company’s net assets as of the closing date and the net assets as listed on the 12/31/2013 Audited Financial Statements as provided by the Company to be determined upon further due diligence. The net asset adjustment will be jointly estimated as of the closing date based on the Company’s internally generated financials. The net assets as of the closing will be confirmed post-closing by an audit of the closing balance sheet by ICF’s outside auditor. (2)

The precise allocations and structure of the transaction would be reviewed by our respective tax advisors and adjusted by agreement in order to optimize tax treatment for all parties involved in the transaction.”

(v)	The paragraph entitled 'Structure and Financing' of the Letter of Intent shall be deleted

The paragraph entitled ‘Management’ of the Letter of Intent shall be deleted, and shall be automatically revised and amended to read:

“Management

Our objective is to build the business in partnership with the existing management team led by Karl, Karen, Shannon and Heather and hire additional members to the team as appropriate.  Post-closing, Karen will serve as Chief Executive Officer of MotorMax and earn a base salary of $120,000.00 with a bonus to be agreed upon. Shannon would serve as Chief Compliance Officer and Heather would serve as Chief Administrative Officer of Motormax and would each receive a base salary of $110,000.00 per year with bonuses to be agreed upon. Post-closing Mint Leasing would recruit a Chief Financial Officer to help grow the company.  Certain C-Level Executives will receive a one year contract, and potentially other key employees, to insure their commitment to the transfer of ownership.

First Amendment to and Assignment of Letter of Intent

Terms of employment with Karl White to be agreed upon. Mint Leasing will provide a standard package of benefits to all salaried employees.

Management will receive restricted stock subject to vesting terms. All shareholders will be subject to pro rata dilution upon any future equity investment, issuance of management options, warrants issued to a mezzanine lender or any other equity offerings, as agreed upon by Mint Leasing’s Board of Directors.”

(vi)	The paragraph entitled ‘Board of Directors’ of the Letter of Intent shall be deleted, and shall be automatically revised and amended to read:

“Board of Directors

The Board of Directors of Mint Leasing shall consist of those persons as are mutually acceptable to Mint Leasing and MotorMax as described in the definitive purchase agreements.”; and

(vii)	The paragraph entitled ‘Public Disclosure’ of the Letter Intent shall be deleted, and shall be automatically revised and amended to read:

“Public Disclosure

Mint Leasing shall be able to disclose this agreement, the terms and conditions hereof and related information regarding the proposed transaction set forth herein in its filings with the Securities and Exchange Commission.  MotorMax shall not make any public disclosure of this agreement or the terms and conditions hereof without the prior written approval of Mint Leasing, unless Mint Leasing has previously disclosed such terms and conditions.”

(viii)	The paragraph entitled ‘Purchase Agreement’ of the Letter Intent shall be deleted, and shall be automatically revised and amended to read:

“Purchase Agreement

The parties will negotiate in good faith a definitive Stock Purchase Agreement. The Stock Purchase Agreement will contain customary representations, warranties and covenants, including, without limitation, representations, warranties and indemnities concerning the capitalization of the Company, the condition and title of assets, the accuracy of financial statements, the absence of undisclosed liabilities, the absence of any material adverse change, tax, ERISA, labor and employment and environmental matters and compliance with laws. Mint Leasing’s counsel will prepare the first draft of the purchase agreement.”

First Amendment to and Assignment of Letter of Intent

3.	Representations, Covenants and Warranties.

(a)
The Parties have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The Parties have duly and validly executed and delivered this Agreement and will, on or prior to the consummation of the transactions contemplated herein, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the Parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the parties enforceable against each Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

(b)
The execution and delivery by the Parties of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach or violation of any provision contained in the Articles of Incorporation or Bylaws, or such other document(s) regarding organization and/or management of the Parties, if applicable; or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which either Party is bound or affected.

(c)	Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

(d)
White is duly authorized and has been duly appointed as the authorized agent for each owner of Motors Acceptance Corporation, MotorMax Financial Services Corporation and MotorMax Auto Group, Inc. (each an “Owner”) and therefore has the authority to enter into this Agreement and bind each Owner hereunder and under the Letter of Intent as assigned, modified and amended hereby.

4.           Further Assurances.  The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

  First Amendment to and Assignment of Letter of Intent

5.           Consideration.  Each of the Parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

6.           Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Letter of Intent to “letter of intent”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Letter of Intent as assigned, modified and amended hereby.

7.           Reconfirmation of Letter of Intent. The Parties hereby reaffirm all terms, conditions, covenants, representations and warranties made in the Letter of Intent, to the extent the same are not modified or amended hereby (provided that for the sake of clarity, they also affirm all terms, conditions, covenants, representations and warranties modified or amended hereby).

8.           Benefit and Burden.  This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their successors and permitted assigns.

9.           Entire Agreement.  This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise.

10.        Severability of Invalid Provision.  Every provision of this Agreement is intended to be severable.  If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  In the event a court of competent jurisdiction determines that any provision of this Agreement is invalid or against public policy and cannot be so reduced or modified so as to be made enforceable, the remaining provisions of this Agreement shall not be affected thereby, and shall remain in full force and effect.

11.        Construction.  When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time; and (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

First Amendment to and Assignment of Letter of Intent

12.        Fully Informed; Arm’s Length Transaction. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

13.        Effect of Facsimile and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

First Amendment to and Assignment of Letter of Intent

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above to be effective as of the Effective Date.

(“White”)
Individually, and as authorized agent for each Owner

/s/ Karl L. White
Karl L. White

(“Mint Leasing”)

The Mint Leasing, Inc.

/s/ Jerry Parish
Jerry Parish
Chief Executive Officer

(“ICFG”)

Investment Capital Fund Group, LLC

By:	/s/ Gene Smith

Its:	Manager

Printed Name:	Gene Smith

First Amendment to and Assignment of Letter of Intent

EXHIBIT A

Personal and Confidential

Karl White
Chairman
Motors Acceptance Corporation
1225 Third Avenue
Columbus, GA. 91901

Dear Karl:

This letter outlines a proposal whereby Investment Capital Fund Group, LLC, a wholly owned entity of Sunset Brands, Inc. (“ICF”) would acquire 100% of the stock of Motors Acceptance Corporation., MotorMax Financial Services Corporation and MotorMax Auto Group, Inc. (collectively, “MotorMax” or the “Company”) from Karl White,  Zianonia G. McLaughlin and Wendy D. White, (“Selling Shareholders”).  When in final form and executed by all parties, this letter will serve as a letter of intent to work together to complete the transaction proposed.

Transaction Summary

ICF would acquire 100% of the total outstanding stock of MotorMax for $30,000,000.00, payable $30,000,000.00 in cash at closing, collectively the “Purchase Price”.

The cash proceeds of the transaction would be used to repay and secure the release from all employee/shareholder obligations, dividends payable, other interest-bearing obligations of the Company to the Shareholders, with the balance of the cash proceeds paid to the Selling Shareholders. (The Wells Fargo Warehouse Credit Facility and the CBT Wholesale Inventory Credit Facility are exempt and acceptable and will be assumed by ICF.) (1)

The cash portion of the Purchase Price would be adjusted on a dollar-for-dollar basis by an amount equal to the difference between the Company’s net assets as of the closing date and the net assets as listed on the 12/31/2012 Audited Financial Statements as provided by the Company to be determined upon further due diligence. The net asset adjustment will be jointly estimated as of the closing date based on the Company’s internally generated financials. The net assets as of the closing will be confirmed post-closing by an audit of the closing balance sheet by ICF’s outside auditor. (2)

The precise allocations and structure of the transaction would be reviewed by our respective tax advisors and adjusted by agreement in order to optimize tax treatment for all parties involved in the transaction.

Structure and Financing

ICF anticipates financing this transaction with third-party senior bank debt and senior subordinated debt.  The exact capital structure will be determined prior to closing. Sunset Brands, Inc. will arrange the third-party financing and shall charge a structuring fee payable by MotorMax at closing.  ICF agrees to inject $12,000,000.00 in additional cash equity over the first 12 months post-closing as projected by management prepared budgets that are approved by the ICF Board of Directors.

Management

Our objective is to build the business in partnership with the existing management team led by Karl, Karen, Shannon and Heather and hire additional members to the team as appropriate.  Post-closing, Karen will serve as Chief Executive Officer of MotorMax and earn a base salary of $120,000.00 with a bonus potential outlined in Schedule D. Shannon would serve as Chief Compliance Officer and Heather would serve as Chief Administrative Officer of Motormax and would each receive a base salary of $110,000.00 per year with bonus potential outlined in Schedule D. Post-closing ICF would recruit a Chief Financial Officer to help grow the company.  Certain C-Level Executives will receive a one year contract, and potentially other key employees, to insure their commitment to the transfer of ownership (see Schedule D).

Karl White would serve on the ICF Board of Directors for a period of 12 months with his primary responsibility be representing and reporting on Motormax and would continue to earn a base salary of $250,000 for that time period All other management (see schedule D for list of management) and employees of the Company would be provided with compensation consistent with the information presented to ICF, subject to review during due diligence. All officer salaries, bonus plans and annual budgets would be reviewed and approved on an annual basis by the board of ICF. The Company would provide a standard package of benefits to all salaried employees.

A block of stock would be made available for discounted purchase to certain members of management. Management’s equity shall be subject to a shareholders’ agreement providing tag-along rights, drag-along rights, re-purchase rights and other rights common to these agreements. All shareholders will be subject to pro rata dilution upon any future equity investment, issuance of management options, warrants issued to a mezzanine lender or any other equity offerings, as agreed upon by ICF’s Board of Directors.

Board of Directors

Post-closing, ICF’s Board of Directors will initially consist of Karl White, Karen Glisson, Gene Smith, Bert Watson Sr. and Cindy Delaparte and two outside directors (to be determined) with significant relevant experience, to be mutually recruited and appointed by Sunset Brands, Inc. The Board of Directors will meet monthly in Columbus, Jacksonville or other designated locations.

Non-Competition Agreement

As part of the purchase agreement, the Selling Shareholders will enter into a mutually agreeable five-year, noncompetition agreement at closing of the transaction. As part of the shareholders’ agreement, any other officers of MotorMax participating in the equity of ICF will also enter into a mutually agreeable five-year, non-competition agreement.

Expenses

In any event, each of the parties will pay all of its own expenses (including fees and expenses of legal counsel, accountants, etc.) relating to the contemplated transaction. The parties agree to work in good faith to keep the expenses associated with this transaction to a minimum.

Purchase Agreement

The parties will negotiate in good faith a definitive Stock Purchase Agreement. The Stock Purchase Agreement will contain customary representations, warranties and covenants, including, without limitation, representations, warranties and indemnities concerning the capitalization of the Company, the condition and title of assets, the accuracy of financial statements, the absence of undisclosed liabilities, the absence of any material adverse change, tax, ERISA, labor and employment and environmental matters and compliance with laws. ICF’s counsel will prepare the first draft of the purchase agreement.

Purchase Investigation

Following execution of this letter of intent, Motormax will, and the Selling Shareholders will cause MotorMax to, (i) permit ICF and its investors, lenders, accountants and legal representatives to conduct an investigation and evaluation of the Company, (ii) provide such assistance and information as is reasonably requested, (iii) give access at reasonable times to the business records and premises of the Company, and (iv) subject to the Company’s consent, allow ICF the opportunity to speak with vendors and customers to confirm information about the Company.

Conditions to Closing

The closing of the transaction would be subject to the completion of the due diligence investigation with results satisfactory to ICF, including ICF’s accountants review of the Company’s financial statements, negotiation and execution of the definitive Stock Purchase Agreement, completion of financing satisfactory to ICF and the absence of any material adverse change in Motormax’s business prior to closing.

Exclusivity

MotorMax and the Selling Shareholders agree that unless negotiations between them and ICF are terminated (it being understood that Motormax and the Selling Shareholders will not unilaterally terminate negotiations as long as ICF is proceeding in good faith), neither they nor any of their officers, agents or other affiliates will discuss or provide any information regarding a possible sale, acquisition or merger of Motormax or any of its assets with any other party for 120 days from the date of the Selling Shareholders’ written acceptance of this letter or close of the transaction proposed herein, whichever is earlier.

Conduct of Business

During the period from December 31, 2013 through closing: (a) MotorMax will conduct its business in the ordinary course in a manner consistent with past practices; (b) Motormax shall not enter into any transaction other than in the ordinary course of business; and (c) MotorMax shall not pay any distributions to its Selling Shareholders except normal salary, bonus and tax distributions consistent with past practices.

Public Disclosure

No public disclosure or publicity concerning the subject matter of the transaction contemplated hereby will be made without the written approval of Motormax and ICF.

Timing

The parties agree to work expeditiously towards the successful completion of the transaction with a target closing date within 120 days of the date of MotorMax’s written acceptance date hereof, or earlier as directed by ICF. ICF must furnish Proof of Funds in the form of a Commitment to Fund no later than April 15th, 2014.  It is understood and agreed that, except for the paragraphs entitled “Expenses,” “Exclusivity” and “Public Disclosure,” this letter is not a binding agreement but is merely an expression of the parties’ intent, and that neither party, nor any person affiliated with either party, shall have any liabilities or obligations hereunder, other than for obligations under such specified paragraphs.  Karl, we look forward to continue working with you on this transaction and to build MotorMax for the future.

Sincerely,

/s/M. Eugene Smith
M. Eugene Smith
Vice Chairman
Sunset Brands, Inc

Agreed and Accepted this 10th Day of March 2014

By:	/s/Karl L. White
Karl L. White

Witnessed by:	/s/Karen Glisson
Print Name:	Karen Glisson

Notarized by:	/s/Meghan W Garrett

Schedule A

December 31, 2013 Audited Financials

Provided by Management Upon Completion

Draft Internally generated Financials will be attached when completed

Schedule B

List of Liabilities to be paid from cash proceeds at purchase

1.	All accounts showing payable to Shareholders

2.	Dividends Payable

3.	Bonds Payable

4.	Debt associated with life insurance (insurance going to Karl White)

5.	Debt associated with vehicles being removed from company

Schedule C

List of Real Estate on Balance Sheet

Schedule D

Management Positions with salary and benefits

Karen Glisson
Salary $120,000 - EOY Bonus based on net income of all entities
Company Vehicle, maintenance
One Year Contract

 Less than $2mil – 1%
 2mil-3mil – 2%
 3mil-4mil – 3%
 4mil-5mil – 4%
 Greater than 5 mil – 5%

Heather Benson
Salary $110,000
$5000 Year-end Bonus
Company Vehicle, maintenance
One Year Contract

Shannon Arnette
Salary $110,000
$5000 Year-end Bonus
Company Vehicle, maintenance
One Year Contract

Scott Richardson
Salary $86,400
$10 per car monthly bonus
Inventory/demo vehicle
One Year Contract

EOY bonus based on net income of Motors:

 Less than 2mil - .5%

 2mil-3mil – 1%

 3mil-4mil – 2%

 Greater than 4mil – 3%

 EOY bonus base on net income of Automotive Group:

 Less than 2 mil - 1%

 2mil-3mil – 2%

 3mil-4mil- 3%

 4mil – 4%

Charles Solis

Salary $ 48,000

$13 per loan monthly bonus

Inventory/Demo vehicle

One Year Contract

 EOY bonus based on net income of MotorMax Financial Services

 Less than 2mil – 1%

 2mil-3mil – 2%

 3mil-4mil – 3%

 Greater than 4mil – 4%

Schedule E

Items excluded from sale

Life Insurance for Karl White

Vehicles driven by Shareholders

Employee/Shareholder Loans (3)

Schedule F

Copies of all corporate by-laws, stock certificates, and other corporate documents